Filed Pursuant to Rule 424(b)(5)

Registration No. 333-248482

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
5.75% Series E Cumulative Redeemable Perpetual Preference Shares, par value $0.01 per share, liquidation preference $25.00 per share (the “Series E Preference Shares”)	7,000,000	$25.00	$175,000,000	$19,092.50

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 28, 2020)

7,000,000 Shares

Triton International Limited

5.75% Series E Cumulative Redeemable Perpetual Preference Shares

(Liquidation Preference $25.00 per Share)

We are offering 7,000,000 of our 5.75% Series E Cumulative Redeemable Perpetual Preference Shares, liquidation preference $25.00 per share (the “Series E Preference Shares”).

Dividends on the Series E Preference Shares are cumulative from the date of original issue and will be payable quarterly in arrears on the 15th day of March, June, September and December of each year, when, as and if declared by our board of directors or any authorized committee thereof. Dividends will be payable out of funds legally available therefor at the rate equal to 5.75% per annum of the $25.00 liquidation preference per share, or $1.4375 per share per year. The initial dividend on the Series E Preference Shares offered hereby, if declared, will be payable on September 15, 2021 in an amount equal to $0.10781 per share.

We may, at our option, redeem the Series E Preference Shares (i) in whole or in part at any time on or after September 15, 2026, at a redemption price in cash equal to $25.00 per share and (ii) in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Rating Agency Event (as defined herein), or, if no review or appeal process is available or sought with respect to such Rating Agency Event, at any time within 120 days after the occurrence of such Rating Agency Event, at a redemption price in cash equal to $25.50 per share plus, in each of cases (i) and (ii), an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the date of redemption, whether or not declared. We may also redeem the Series E Preference Shares in the event of a Change of Control Triggering Event. See “Description of the Series E Preference Shares—Change of Control—Optional Redemption upon a Change of Control Triggering Event.”

We intend to apply to have the Series E Preference Shares listed on the New York Stock Exchange (the “NYSE”) under the symbol “TRTN PRE.” If the application is approved, we expect trading of the Series E Preference Shares on the NYSE to begin within 30 days after their original issue date. Currently, there is no public market for the Series E Preference Shares.

Investing in our Series E Preference Shares involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission, the Registrar of Companies in Bermuda, the Bermuda Monetary Authority or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$25.00	$175,000,000
Underwriting discount(1)	$0.7875	$5,512,500
Proceeds to us (before expenses)(1)	$24.2125	$169,487,500

(1)	See “Underwriting.”

Delivery of the Series E Preference Shares is expected to be made in book-entry form through the facilities of The Depository Trust Company (“DTC”), on or about August 18, 2021.

Joint Book-Running Managers

UBS Investment Bank	BofA Securities	Morgan Stanley	RBC Capital Markets	Citigroup

Co-Managers

B. Riley Securities	CJS Securities

The date of this prospectus supplement is August 11, 2021

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement which contains specific information about the terms of this offering. This prospectus supplement also adds to and updates information contained in, or incorporated by reference into, the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about us and the securities we may offer from time to time, some of which may not apply to this offering of preference shares. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as part of a “shelf” registration process. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information specified below under the heading “Where You Can Find Additional Information.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus or any document incorporated herein or therein by reference, you should rely on the information in this prospectus supplement.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus constitute an offer to sell only the preference shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus supplement, the accompanying prospectus and any other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus supplement, the accompanying prospectus, any document incorporated by reference or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

Except where the context requires otherwise, references in this prospectus supplement to “Triton,” the “Company,” “us,” “we,” or “our” refer to Triton International Limited and its consolidated subsidiaries.

All references to “outstanding” in relation to the shares of Triton International Limited mean that such shares have been issued by Triton International Limited and are not registered in its register of members as treasury shares.

Securities may be offered or sold in Bermuda only in compliance with provisions of the Investment Business Act 2003, the Exchange Control Act of 1972, and related regulations of Bermuda, each as amended, that regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority (the “BMA”), pursuant to the provisions of the Bermuda Exchange Control Act of 1972 and related regulations, each as amended, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA, in its policy dated June 1, 2005, provides that where any equity securities of a Bermuda company, which would include our preference shares, are listed on an appointed stock exchange (the NYSE is deemed to be an appointed stock exchange under Bermuda law), general permission is given for the issue and subsequent transfer of any securities of such company, from and/or to a non-resident of Bermuda, for as long as any equity securities of the Company remain so listed. This prospectus supplement does not need to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Bermuda Companies Act 1981, as amended (the “Bermuda Companies Act”). Such provisions state that Part III does not apply to any exempted company.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, that involve substantial risks and uncertainties. In addition, we, or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents we file with the SEC or in connection with oral statements made to the press, potential investors or others. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenues, future costs, prospects, plans and objectives of management are forward-looking statements. The words “expect,” “estimate,” “anticipate,” “predict,” “believe,” “think,” “plan,” “will,” “should,” “intend,” “seek,” “potential” and similar expressions and variations are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. These factors include, without limitation, economic, business, competitive, market and regulatory conditions and the following:

•	the impact of COVID-19 on our business and financial results;

•	decreases in the demand for leased containers;

•	decreases in market leasing rates for containers;

•	difficulties in re-leasing containers after their initial fixed-term leases;

•	customers’ decisions to buy rather than lease containers;

•	dependence on a limited number of customers and suppliers;

•	customer defaults;

•	decreases in the selling prices of used containers;

•	extensive competition in the container leasing industry;

•	difficulties stemming from the international nature of our businesses;

•	decreases in demand for international trade;

•

disruption to our operations resulting from political and economic policies of the United States and other countries, particularly China, including but not limited to, the impact of trade wars, duties and tariffs;

•	disruption to our operations from failure of, or attacks on, our information technology systems;

•	disruption to our operations as a result of natural disasters;

•	compliance with laws and regulations related to economic and trade sanctions, security, anti-terrorism, environmental protection and corruption;

•	ability to obtain sufficient capital to support growth;

•	restrictions imposed by the terms of our debt agreements;

•	the achievement of our capital structure plans and related timing;

•	changes in the tax laws in Bermuda, the United States and other countries; and

S-iii

•	other risks and uncertainties, including those listed under the caption “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2020.

The foregoing list of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in this prospectus supplement and the accompanying prospectus. Any forward-looking statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our businesses or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about our business and about this offering of Series E Preference Shares contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our Series E Preference Shares. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors,” and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision.

Our Company

We are the world’s largest lessor of intermodal containers. Intermodal containers are large, standardized steel boxes used to transport freight by ship, rail or truck. Because of the handling efficiencies they provide, intermodal containers are the primary means by which many goods and materials are shipped internationally. We also lease chassis, which are used for the transportation of containers.

We operate our business in one industry, intermodal transportation equipment, and have two business segments, which also represent our reporting segments:

•	Equipment leasing - we own, lease and ultimately dispose of containers and chassis from our lease fleet.

•

Equipment trading - we purchase containers from shipping line customers, and other sellers of containers, and resell these containers to container retailers and users of containers for storage or one-way shipment.

Our consolidated operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. As of June 30, 2021, our total fleet consisted of 4.0 million containers and chassis, representing 6.9 million twenty-foot equivalent units or 7.6 million cost equivalent units. We have an extensive global presence, offering leasing services through 19 offices and 3 independent agencies located in 16 countries and 407 third-party owned and operated depot facilities in 46 countries as of June 30, 2021. Our primary customers include the world’s largest container shipping lines. For the six months ended June 30, 2021, our twenty largest customers accounted for 86% of our lease billings, our five largest customers accounted for 59% of our lease billings, and our three largest customers accounted for 20%, 14%, and 10% of our lease billings.

We lease five types of equipment: (1) dry containers, which are used for general cargo such as manufactured component parts, consumer staples, electronics and apparel, (2) refrigerated containers, which are used for perishable items such as fresh and frozen foods, (3) special containers, which are used for heavy and over-sized cargo such as marble slabs, building products and machinery, (4) tank containers, which are used to transport bulk liquid products such as chemicals, and (5) chassis, which are used for the transportation of containers on land. Our in-house equipment sales group manages the sale process for our used containers and chassis from our equipment leasing fleet and buys and sells used and new containers and chassis acquired from third parties.

THE OFFERING

The summary below describes the principal terms of the offering and the Series E Preference Shares. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Series E Preference Shares” section of this prospectus supplement contains a more detailed description of the terms and conditions of the Series E Preference Shares.

Issuer	Triton International Limited

Securities Offered	7,000,000 of our 5.75% Series E Cumulative Redeemable Perpetual Preference Shares, liquidation preference $25.00 per share. For a detailed description of the Series E Preference Shares, please read “Description of Series E Preference Shares.”

Price per Share	$25.00

Maturity Date	Perpetual (unless redeemed by us on or after September 15, 2026 or in connection with a Rating Agency Event or a Change of Control Triggering Event (as defined herein)). See “Description of Series E Preference Shares—Redemption” and “Description of Series E Preference Shares— Optional Redemption upon a Change of Control Triggering Event.”

Conversion; Exchange and Preemptive Rights	Except as described under “Description of Series E Preference Shares—Conversion Right Upon a Change of Control Triggering Event,” the Series E Preference Shares will not have any conversion or exchange rights and will not be entitled to preemptive rights.

Dividends	Dividends on the Series E Preference Shares will accrue and be cumulative from the date that the Series E Preference Shares are originally issued and will be payable on each Dividend Payment Date (as defined below) when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose.

Dividend Payment Dates	The 15th day of each March, June, September and December, commencing September 15, 2021 (each, a “Dividend Payment Date”).

Dividend Rate	The dividend rate for the Series E Preference Shares will be 5.75% per annum per $25.00 of liquidation preference per share (an amount equal to $1.4375 per annum per share).

Ranking	The Series E Preference Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series E Preference Shares will rank:

•	senior to our common shares and to each other class or series of shares established after the original issue date of the Series E Preference Shares that is not expressly made senior to, or on parity with, the Series E Preference Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Junior Securities”);

•

pari passu with the 8.50% Series A Cumulative Redeemable Perpetual Preference Shares issued by us on March 15, 2019 (the “Series A Preference Shares”), the 8.00% Series B Cumulative Redeemable Perpetual Preference Shares issued by us on June 24, 2019 (the “Series B Preference Shares”), the 7.375% Series C Cumulative Redeemable Perpetual Preference Shares issued by us on November 7, 2019 (the “Series C Preference Shares”), the 6.875% Series D Cumulative Redeemable Perpetual Preference Shares issued by us on January 24, 2020 (the “Series D Preference Shares”) and any other class or series of shares established after the original issue date of the Series E Preference Shares that is expressly made equal to the Series E Preference Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (collectively, “Parity Securities”); and

•

junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us and junior to each class or series of shares expressly made senior to the Series E Preference Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (such classes or series of shares referred to herein as “Senior Securities”).

Optional Redemption	At any time on or after September 15, 2026, we may redeem, in whole or in part, the Series E Preference Shares at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose. We must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption.

Optional Redemption Upon a Rating Agency Event	We may, at our option, redeem the Series E Preference Shares in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Rating Agency Event, or, if no review or appeal process is available or sought with respect to such Rating Agency Event, at any time within 120 days after the occurrence of such Rating Agency Event, at a redemption price in cash equal to $25.50 per share, plus all accumulated and unpaid dividends to, but excluding, the date fixed for redemption.

Optional Redemption upon a Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event (as defined below), we may, at our option, redeem the Series E

Preference Shares, in whole or in part, within 120 days after the first date on which such Change of Control Triggering Event occurred, by paying $25.00 per Series E Preference Share, plus all accumulated and unpaid dividends to, but excluding, the redemption date, whether or not declared. If, prior to the Change of Control Conversion Date (as defined herein), we exercise our redemption rights relating to the Series E Preference Shares, holders of the Series E Preference Shares that we have elected to redeem will not have the conversion right described under “Description of the Series E Preference Shares—Conversion Right Upon a Change of Control Triggering Event.” Any cash payment to holders of Series E Preference Shares will be subject to the limitations contained in any agreements governing our indebtedness.

“Change of Control” means the occurrence of either of the following after the original issue date of the Series E Preference Shares:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or

•

the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (as defined above), becomes the beneficial owner, directly or indirectly, of more than 50% of the voting power of our shares, measured by voting power rather than percentage of interests.

“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by either a downgrade by one or more gradations (including both gradations within ratings categories and between ratings categories) or a withdrawal of the rating of the Series E Preference Shares within the Ratings Decline Period (in any combination) by the Named Rating Agency (as defined herein) then rating the Series E Preference Shares, as a result of which the rating of the Series E Preference Shares on any day during the

Ratings Decline Period is withdrawn or is below the rating by such Named Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement). “Ratings Decline Period” means the period that (i) begins on the occurrence of a Change of Control and (ii) ends 60 days following consummation of such Change of Control.

Conversion Right Upon a Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event, each holder of Series E Preference Shares will have the right (unless we have provided notice of our election to redeem the Series E Preference Shares) to convert some or all of the Series E Preference Shares held by such holder on the Change of Control Conversion Date into a number of our common shares per Series E Preference Share to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of all accumulated and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series E Preference Share dividend payment and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Share Price (as defined herein), and

•

0.93668, which is the quotient obtained by dividing (i) the $25.00 liquidation preference by (ii) one-half of the closing price of our common shares on the NYSE on the trading day immediately preceding the date of this prospectus supplement, subject, in each case, to certain adjustments and provisions for (i) the receipt of Alternative Conversion Consideration (as defined herein) and (ii) splits, combinations and dividends in the form of equity issuances.

Notwithstanding the foregoing, the holders of Series E Preference Shares will not have a conversion right upon a Change of Control if (i) the acquiror has shares listed or quoted on the NYSE, the NYSE American or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ, and (ii) the Series E Preference Shares remain continuously listed or quoted on the NYSE, the NYSE American or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ.

For definitions of “Alternative Conversion Consideration,” “Change of Control Conversion Date,” and “Common Share Price,” and the restrictions on cash payments under a Change of Control Triggering Event hereunder, see “Description of the Series E Preference Shares— Change of Control.”

Voting Rights

Holders of the Series E Preference Shares generally have no voting rights. However, if and whenever dividends payable on the Series E Preference Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of the Series E Preference Shares (voting together as a class with the Series A Preference Shares, the Series B Preference Shares, the Series C Preference Shares, the Series

D Preference Shares and all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional directors to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors has already been increased by reason of the election of directors by holders of Parity Securities upon which like voting rights have been conferred). Dividends payable on the Series E Preference Shares will be considered to be in arrears for any quarterly period for which full cumulative dividends through the most recent Dividend Payment Date have not been paid on all outstanding Series E Preference Shares. The right of such holders of Series E Preference Shares to elect two members of our board of directors will continue until such time as there are no accumulated and unpaid dividends in arrears on the Series E Preference Shares.

Subject to the Companies Act 1981 of Bermuda, as amended, none of the special rights attached to the Series E Preference Shares may be altered or abrogated by any amendment to the Company’s bye-laws or the Certificate of Designations relating to the Series E Preference Shares without (i) the consent in writing of the holders of not less than seventy- five percent (75%) of the issued and outstanding Series E Preference Shares voting as a single class or (ii) the sanction of a resolution passed at a separate general meeting of the holders of Series E Preference Shares voting in person or by proxy.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding Series E Preference Shares, voting as a class together with holders of the Series A Preference Shares, the Series B Preference Shares, the Series C Preference Shares, the Series D Preference Shares and any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not (i) issue any Parity Securities if the cumulative dividends on Series E Preference Shares are in arrears or (ii) create or issue any Senior Securities.

Fixed Liquidation Price	In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series E Preference Shares will have the right to receive the liquidation preference of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of payment, whether or not declared, before any payments are made to holders of our common shares or any other Junior Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of our affairs.

Sinking Fund	The Series E Preference Shares will not be subject to any sinking fund requirements.

Use of Proceeds	We intend to use the net proceeds of the sale of the Series E Preference Shares, which are expected to total approximately $168.8 million after deducting the underwriting discount and estimated offering expenses payable by us, for general corporate purposes, including purchasing containers, repurchasing issued and outstanding common shares, payment of dividends and repaying or repurchasing outstanding indebtedness. Please read “Use of Proceeds.”

Listing	We intend to file an application to list the Series E Preference Shares on the NYSE. If the application is approved, trading of the Series E Preference Shares on the NYSE is expected to begin within 30 days after the original issue date of the Series E Preference Shares. The underwriters have advised us that they intend to make a market in the Series E Preference Shares prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Series E Preference Shares will develop prior to commencement of trading on the NYSE or, if developed, will be maintained.

Tax Considerations	The distributions you will receive from us with respect to your Series E Preference Shares will generally be taxed as ordinary income to U.S. Holders to the extent that they are paid out of Triton’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If you are an individual or other non-corporate U.S. Holder that meets certain holding period requirements, such dividends may be eligible to be taxed at lower rates applicable to certain qualified dividends, provided that certain requirements are satisfied. Any portion of your distribution that is not treated as a dividend will be treated first as a non-taxable return of capital to the extent of your tax basis in your Series E Preference Shares and, thereafter, as capital gain. In addition, there are other tax matters you should consider before investing in the Series E Preference Shares, including our tax status as a non-U.S. issuer. Please read “Tax Considerations—Material U.S. Federal Income Tax Considerations.”

Form	The Series E Preference Shares will be issued and maintained in book-entry form registered in the name of the nominee of DTC, except under limited circumstances.

Settlement	Delivery of the Series E Preference Shares offered hereby will be made against payment therefor on or about August 18, 2021.

Risk Factors	An investment in our Series E Preference Shares involves risks. You should consider carefully the factors set forth in the section entitled “Risk Factors” beginning on page S-8 of this prospectus supplement to determine whether an investment in our Series E Preference Shares is appropriate for you.

RISK FACTORS

Any investment in our Series E Preference Shares involves a high degree of risk. You should consider carefully the risk factors set forth below as well as the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this document before making an investment in our Series E Preference Shares. In particular, see the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2020, beginning on page 14 thereof. If any of these risks were to occur, our business, financial condition or operating results could be harmed, which may reduce our ability to pay dividends on or redeem, and lower the trading price of, our Series E Preference Shares. You may lose all or part of your investment.

Risks Related to the Series E Preference Shares

We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem our Series E Preference Shares following the payment of expenses.

Although dividends on the Series E Preference Shares will be cumulative, our board of directors must approve the actual payment of the dividends. We will pay quarterly dividends on our Series E Preference Shares from funds legally available for such purpose when, as and if declared by our board of directors or any authorized committee thereof. Our board of directors can elect at any time or from time to time, and for an indefinite duration, not to pay any or all accumulated dividends. Our board of directors could do so for any reason. We may not have sufficient cash available each quarter to pay dividends. In addition, we may have insufficient cash available to redeem our Series E Preference Shares. The amount of dividends we can pay or the amount we can use to redeem Series E Preference Shares depends upon the amount of cash we generate from and use in our operations, which may fluctuate significantly based on, among other things:

•	the level of our operating profits;

•	demand for leased containers, used container prices, market leasing rates for containers, lessee defaults and used container sales prices;

•	demand for international trade;

•	prevailing global and regional economic and political conditions;

•	the effect of domestic and foreign governmental regulations on the conduct of our business;

•	changes in Bermuda, U.S. and international tax rules;

•	our ability to service and refinance our current and future indebtedness;

•	our ability to raise additional funds through future offerings of securities to satisfy our capital needs; and

•	our ability to draw on our existing credit facilities and the ability of our lenders to perform their obligations under their agreements with us.

The amount of cash we will have available for dividends on or to redeem our Series E Preference Shares will not depend solely on our profitability.

The actual amount of cash we will have available for dividends or to redeem our Series E Preference Shares also depends on many factors, including, among others:

•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•

restrictions under our existing or future credit, capital lease and operating lease facilities or any future debt securities, including existing restrictions under our credit, capital lease and operating lease facilities on our ability to declare or pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default; and

•	the amount of any reserves established by our board of directors.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which is affected by non-cash items, and our board of directors in its discretion may elect not to declare any dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.

Our ability to pay dividends may be limited by regulatory law.

We are subject to Bermuda regulatory constraints that will affect our ability to pay dividends on the Series E Preference Shares and make other payments. Under the Bermuda Companies Act, we may declare or pay a dividend out of retained earnings, or make a distribution out of contributed surplus only if we have reasonable grounds for believing that we are, and would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities. Under Bermuda law, no redemption of the Series E Preference Shares may be effected if, on the proposed redemption date, there are reasonable grounds for believing that we are, or after the redemption would be, unable to pay our liabilities as they become due.

The Series E Preference Shares represent perpetual equity interests.

The Series E Preference Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series E Preference Shares may be required to bear the financial risks of an investment in the Series E Preference Shares for an indefinite period of time. In addition, the Series E Preference Shares will rank junior to all our indebtedness and other liabilities, and any other senior securities we may issue in the future with respect to assets available to satisfy claims against us.

Our Series E Preference Shares are subordinated to our debt obligations and other liabilities.

Our Series E Preference Shares are subordinated to all of our existing and future indebtedness, including our capital lease obligations, and all our other liabilities, including trade payables. As of June 30, 2021, we had total liabilities of $8.6 billion, including total debt of $7.6 billion and we had the ability to borrow an additional $0.8 billion under our credit facilities, subject to limitations in our credit facilities. We may incur additional debt under these or future credit facilities. We may also enter into additional lease transactions. The payment of principal and interest on our debt reduces cash available for dividends on our equity securities, including the Series E Preference Shares.

Series E Preference Shares will rank junior to any Senior Securities, and your interests could be diluted by the issuance of additional shares of preference shares, including additional Parity Securities, and by other transactions.

Our Series E Preference Shares will rank junior to any Senior Securities and pari passu with the Series A Preference Shares, the Series B Preference Shares, the Series C Preference Shares, the Series D Preference Shares and any other Parity Securities established after the original issue date of the Series E Preference Shares. If less than all dividends payable with respect to the Series E Preference Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to Series E Preference Shares and all other series of Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time.

The issuance of additional preference shares on a parity with or senior to the Series E Preference Shares would dilute the interests of the holders of our Series E Preference Shares, and any issuance of preference shares senior to or on a parity with our Series E Preference Shares or of additional long-term debt could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series E Preference Shares. Only the Change of Control Conversion Right relating to our Series E Preference Shares protects the holders of our Series E Preference Shares in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of our Series E Preference Shares.

As a holder of Series E Preference Shares you have extremely limited voting rights.

Your voting rights as a holder of Series E Preference Shares will be extremely limited. Holders of the Series E Preference Shares generally have no voting rights. However, if and whenever dividends payable on the Series E Preference Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of the Series E Preference Shares (voting together as a class with the Series A Preference Shares, the Series B Preference Shares, the Series C Preference Shares, the Series D Preference Shares and all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional directors to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors has already been increased by reason of the election of directors by holders of Parity Securities upon which like voting rights have been conferred). Dividends payable on the Series E Preference Shares will be considered to be in arrears for any quarterly period for which full cumulative dividends through the most recent Dividend Payment Date have not been paid on all outstanding Series E Preference Shares. The right of such holders of Series E Preference Shares to elect two members of our board of directors will continue until such time as there are no accumulated and unpaid dividends in arrears on the Series E Preference Shares.

The Series E Preference Shares are a new issuance and do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your shares. In addition, the lack of a fixed redemption date for the Series E Preference Shares will increase your reliance on the secondary market for liquidity purposes.

The Series E Preference Shares are a new issue of securities with no established trading market. In addition, since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market absent redemption by us. We intend to apply to list the Series E Preference Shares on the NYSE, but there can be no assurance that the NYSE will accept the Series E Preference Shares for listing. Even if the Series E Preference Shares are approved for listing by the NYSE, an active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares of Series E Preference Shares could be adversely affected and your ability to transfer your shares will be limited. If an active trading market does develop on the NYSE, our Series E Preference Shares may trade at prices lower than the offering price. The trading price of our Series E Preference Shares would depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preference equity securities; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in the Series E Preference Shares pending any listing of the Series E Preference Shares on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

Market interest rates may adversely affect the value of our Series E Preference Shares.

One of the factors that will influence the price of our Series E Preference Shares will be the dividend yield on the Series E Preference Shares (as a percentage of the price of our Series E Preference Shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our Series E Preference Shares to expect a higher dividend yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for dividends. Accordingly, higher market interest rates could cause the market price of our Series E Preference Shares to decrease.

The Series E Preference Shares are redeemable at our option.

We may, at our option, redeem some or all of the Series E Preference Shares on and after September 15, 2026 to the extent we have funds legally available for such purpose. It is likely that we would choose to exercise our optional redemption right only when prevailing interest rates have declined, which would adversely affect your ability to reinvest your proceeds from the redemption in a comparable investment with an equal or greater yield to the yield on the Series E Preference Shares had the shares not been redeemed. We may also, at our option, redeem the Series E Preference Shares in whole, but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Rating Agency Event, or, if no review or appeal process is available or sought with respect to such Rating Agency Event, at any time within 120 days after the occurrence of such Rating Agency Event, at a redemption price in cash equal to $25.50 per share, plus all accumulated and unpaid dividends to, but excluding, the date fixed for redemption, whether or not declared. In addition, we may, at our option, redeem some or all of the Series E Preference Shares before September 15, 2026, upon the occurrence of a Change of Control Triggering Event. In either case, if we redeem your Series E Preference Shares, you will be entitled to receive a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the date of redemption, whether or not declared.

The amount of your liquidation preference is fixed and you will have no right to receive any greater payment.

The payment due upon liquidation is fixed at the liquidation preference of $25.00 per share, plus an amount equal to all accumulated and unpaid dividends thereon to the date of liquidation, whether or not declared. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you will have no right to receive or to participate in these amounts. In addition, if the market price of your Series E Preference Shares is greater than the liquidation preference, you will have no right to receive the market price from us upon our liquidation.

Triton is incorporated in Bermuda and a significant portion of our assets will be located outside the U.S. As a result, it may not be possible for shareholders to enforce civil liability provisions of the federal or state securities laws of the U.S. against Triton.

Triton is incorporated under the laws of Bermuda and a significant portion of our assets are located outside the U.S. It may not be possible to enforce court judgments obtained in the U.S. against Triton in Bermuda or in countries, other than the U.S., where we will have assets, based on the civil liability provisions of the federal or state securities laws of the U.S. In addition, there is some doubt as to whether the courts of Bermuda and other countries would recognize or enforce judgments of U.S. courts obtained against Triton or our officers or directors based on the civil liability provisions of the federal or state securities laws of the U.S. or would hear actions against Triton or those persons based on those laws. We have been advised by our legal advisors in Bermuda that the U.S. and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the U.S. based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Bermuda. Similarly, those judgments may not be enforceable in countries, other than the U.S., where we have assets.

Bermuda law differs from the laws in effect in the U.S. and may afford less protection to shareholders.

Our shareholders might have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the U.S. As a Bermuda company, Triton is governed by the Bermuda Companies Act. The Bermuda Companies Act differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including the provisions relating to interested directors, mergers, amalgamations and acquisitions, takeovers, shareholder lawsuits and indemnification of directors. See “Description of Share Capital” in the accompanying prospectus.

There can be no assurance that we will not be classified as a passive foreign investment company for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our Series E Preference Shares.

A non-U.S. corporation will be classified as a passive foreign investment company (“PFIC”) for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income; or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. Based on our current and expected income, valuation of our assets and our election to treat certain of our subsidiaries as disregarded entities for U.S. federal income tax purposes, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, because the PFIC determination is made by taking into account all of the relevant facts and circumstances regarding our business without the benefit of clearly defined bright line rules, it is possible we may be a PFIC for any taxable year or that the Internal Revenue Service (the “IRS”) may challenge our determination concerning our PFIC status.

If we were to be or become a PFIC for any taxable year during which a U.S. Holder (defined below under “Tax Considerations—Material U.S. Federal Income Tax Considerations”) holds our Series E Preference Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Tax Considerations—Material U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders—PFIC Considerations”.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $168.8 million after deducting the underwriting discount and estimated offering expenses payable by us.

We expect to use the net proceeds from the sale of Series E Preference Shares by us for general corporate purposes, including the purchase of containers, repurchase of issued and outstanding common shares, payment of dividends and repayment or repurchase of outstanding indebtedness.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash and consolidated capitalization as of June 30, 2021 on: (i) a historical basis; (ii) an as adjusted basis giving effect to the issuance by Triton Container International Limited (“TCIL”) of an aggregate principal amount of $600 million 0.800% Senior Secured Notes due 2023, the net proceeds of which, together with borrowings under TCIL’s revolving credit facility, will be used to redeem all of TCIL’s and TAL International Container Corporation’s outstanding institutional senior secured notes on August 30, 2021; and (iii) a further as adjusted basis giving effect to this offering and the receipt of the net proceeds to us therefrom.

You should read this table in conjunction with the information contained in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the six months ended June 30, 2021, and other sections of this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference herein and therein, including our consolidated financial statements and the notes thereto.

	As of June 30, 2021
	Actual	As Adjusted	As Further Adjusted
(in thousands, except share data)	(unaudited)
Cash and cash equivalents	$77,392	$71,837	$240,667
Restricted cash	127,484	127,484	127,484
Total cash and cash equivalents and restricted cash	$204,876	$199,321	$368,151

Total debt outstanding, gross(1)	7,704,922	7,755,991	7,755,991
Shareholders’ equity:
Common shares, $0.01 par value, 270,000,000 shares authorized, 81,294,902 shares issued and 67,393,576 shares issued and outstanding, actual, as adjusted and as further adjusted	813	813	813
Undesignated shares, $0.01 par value, 7,800,000 shares authorized, no shares issued and outstanding, actual and as adjusted; 800,000 shares authorized, no shares issued and outstanding, as further adjusted	—	—	—
8.50% Series A Preference Shares, $0.01 par value, $25.00 liquidation preference, 3,450,000 shares authorized, issued and outstanding, actual, as adjusted and as further adjusted	86,250	86,250	86,250
8.00% Series B Preference Shares, $0.01 par value, $25.00 liquidation preference, 5,750,000 shares authorized, issued and outstanding, actual, as adjusted and as further adjusted	143,750	143,750	143,750
7.375% Series C Preference Shares, $0.01 par value, $25.00 liquidation preference, 7,000,000 shares authorized, issued and outstanding, actual, as adjusted and as further adjusted	175,000	175,000	175,000
6.875% Series D Preference Shares, $0.01 par value, $25.00 liquidation preference, 6,000,000 shares authorized, issued and outstanding, actual, as adjusted and as further adjusted	150,000	150,000	150,000
5.75% Series E Preference Shares, $0.01 par value, $25.00 liquidation preference, no shares authorized, issued and outstanding, actual and as adjusted; 7,000,000 shares authorized, issued and outstanding, as further adjusted	—	—	175,000
Treasury shares, at cost, 13,901,326 shares, actual, as adjusted and as further adjusted	(436,822)	(436,822)	(436,822)
Additional paid-in capital	906,186	906,186	900,016
Accumulated earnings	1,781,692	1,738,478	1,738,478
Accumulated other comprehensive income (loss)	(79,792)	(79,792)	(79,792)
Total shareholders’ equity	2,727,077	2,683,863	2,858,863

Total capitalization	$10,431,999	$10,439,854	$10,608,684

(1)	The amount of debt reflected in the table above shows the outstanding principal amount before any deduction for any capitalized deferred financing costs.

DESCRIPTION OF SERIES E PREFERENCE SHARES

The following description of the terms of the Series E Preference Shares supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the preference shares set forth in the accompanying prospectus under the caption “Description of Share Capital—Preference Shares,” to which reference is hereby made.

General

The Series E Preference Shares offered hereby are a new series of preference shares. Upon completion of this offering, there will be 7,000,000 Series E Preference Shares issued and outstanding. We may, without notice to or consent of the holders of the then-outstanding Series E Preference Shares, authorize and issue additional Series E Preference Shares and Junior Securities (as defined below) and, subject to the limitations described under “—Voting Rights,” Senior Securities (as defined below) and Parity Securities (as defined below).

The holders of our common shares are entitled to receive, to the extent permitted by law, such dividends as may from time to time be declared by our board of directors; however, no dividend may be declared or paid or set apart for payment on any Junior Securities including our common shares (other than a dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series E Preference Shares and any Parity Securities through the most recent respective Dividend Payment Dates.

Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common shares are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations and for payment to the holders of shares of any class or series of shares (including the Series E Preference Shares) having preferential rights to receive distributions of our assets. See “Description of Share Capital” in the accompanying prospectus.

The Series E Preference Shares will entitle the holders thereof to receive cumulative cash dividends when, as and if declared by our board of directors out of legally available funds for such purpose. When issued and paid for in the manner described in this prospectus supplement, the Series E Preference Shares offered hereby will be fully paid and nonassessable. Each Series E Preference Share will have a fixed liquidation preference of $25.00 per share plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. See “—Liquidation Rights.”

The Series E Preference Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series E Preference Shares will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.

All the Series E Preference Shares offered hereby will be represented by a single certificate issued to the Securities Depository (as defined below) and registered in the name of its nominee and, so long as a Securities Depository has been appointed and is serving, no person acquiring Series E Preference Shares will be entitled to receive a certificate representing such shares unless applicable law otherwise requires or the Securities Depository resigns or is no longer eligible to act as such and a successor is not appointed. See “—Book-Entry System.”

Except as described below under “—Change of Control—Conversion Right Upon a Change of Control Triggering Event,” the Series E Preference Shares will not be convertible into common shares or other of our securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights.

The Series E Preference Shares will not be subject to mandatory redemption or to any sinking fund requirements. The Series E Preference Shares will be subject to redemption, in whole or in part, at our option at any time on or after September 15, 2026 or in connection with a Rating Agency Event. See “—Redemption.”

We have appointed Computershare Trust Company, N.A. as the paying agent (the “Paying Agent”), and the registrar and transfer agent (the “Registrar and Transfer Agent”) for the Series E Preference Shares. The address of the Paying Agent is PO Box 505000, Louisville, KY 40233.

Ranking

The Series E Preference Shares will, with respect to anticipated quarterly dividends and distributions upon the liquidation, winding up and dissolution of our affairs, rank:

•

senior to our common shares and to each other class or series of shares established after the original issue date of the Series E Preference Shares that is not expressly made senior to, or on parity with, the Series E Preference Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Junior Securities”);

•

on a parity with the Series A Preference Shares, the Series B Preference Shares, the Series C Preference Shares, the Series D Preference Shares and any other class or series of shares established after the original issue date of the Series E Preference Shares that is expressly made equal to the Series E Preference Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Parity Securities”); and

•

junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us and junior to each class or series of shares expressly made senior to the Series E Preference Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (such classes or series of shares referred to herein as (“Senior Securities).”

We may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series E Preference Shares. We may also issue any Parity Securities as long as the cumulative dividends on all issued and outstanding shares of the Series E Preference Shares are not in arrears. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue Senior Securities is limited as described under “—Voting Rights.”

Liquidation Rights

The holders of Series E Preference Shares will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per share in cash plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common shares or any other Junior Securities.

A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the Series E Preference Shares and any other Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series E Preference Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the issued and outstanding Series E Preference Shares and other Parity Securities, our remaining assets and funds will be distributed among the holders of the common shares and any other Junior Securities then issued and outstanding according to their respective rights.

Voting Rights

The Series E Preference Shares will have no voting rights except as set forth below or as otherwise provided by Bermuda law. In the event that dividends payable on the Series E Preference Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of the Series E Preference Shares (voting together as a class with the Series A Preference Shares, the Series B Preference Shares, the Series C Preference Shares, the Series D Preference Shares and all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional directors to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors has already been increased by reason of the election of directors by holders of Parity Securities upon which like voting rights have been conferred).

Dividends payable on the Series E Preference Shares will be considered to be in arrears for any quarterly period for which full cumulative dividends through the most recent Dividend Payment Date have not been paid on all outstanding Series E Preference Shares. The right of such holders of Series E Preference Shares to elect two members of our board of directors will continue until such time as there are no accumulated and unpaid dividends in arrears on the Series E Preference Shares, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series E Preference Shares and any other Parity Securities to vote as a class for such directors, the term of office of such directors then in office elected by such holders voting as a class will terminate immediately. Any directors elected by the holders of the Series E Preference Shares and any other Parity Securities shall each be entitled to one vote on any matter before our board of directors.

Subject to the Companies Act 1981 of Bermuda, as amended, none of the special rights attached to the Series E Preference Shares may be altered or abrogated by any amendment to the Company’s bye-laws (the “Bye-laws”) or the Certificate of Designations for the Series E Preference Shares without (i) the consent in writing of the holders of not less than seventy-five percent (75%) of the issued and outstanding Series E Preference Shares, voting as a single class or (ii) the sanction of a resolution passed at a separate general meeting of the holders of Series E Preference Shares voting in person or by proxy.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding Series E Preference Shares, voting as a class together with holders of the Series A Preference Shares, the Series B Preference Shares, the Series C Preference Shares, the Series D Preference Shares and any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not:

•	issue any Parity Securities if the cumulative dividends payable on outstanding Series E Preference Shares are in arrears; or

•	create or issue any Senior Securities.

For the avoidance of doubt, we do not need to obtain the affirmative vote or consent of holders of any shares of Series E Preference Shares to issue any debt securities, or incur any other indebtedness or other liabilities.

On any matter described above in which the holders of the Series E Preference Shares are entitled to vote as a class, such holders will be entitled to one vote per share. The Series E Preference Shares held by us or any of our subsidiaries or affiliates will not be entitled to vote.

Series E Preference Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Dividends

Dividend Rate

Holders of Series E Preference Shares will be entitled to receive, when, as and if declared by our board of directors or any authorized committee thereof, out of legally available funds for such purpose, cumulative cash dividends at the rate of 5.75% per annum of the $25.00 liquidation preference per share, or $1.4375 per share per year and payable on each Dividend Payment Date. The initial dividend on the Series E Preference Shares, if declared, will be payable on September 15, 2021 in an amount equal to $0.10781 per share (reflecting accrued dividends since August 18, 2021, the original issue date of the Series E Preference Shares).

Dividend Payment Dates

The “Dividend Payment Dates” for the Series E Preference Shares will be the 15th day of each March, June, September and December, commencing September 15, 2021. Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to, but excluding, the applicable Dividend Payment Date for such dividend period. Dividends on the Series E Preference Shares will be payable based on a 360-day year consisting of twelve 30-day months.

If any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date will be paid on the next succeeding Business Day, and no additional dividends or other sums will accrue on the amount so payable for the period from and after such Dividend Payment Date to that next succeeding Business Day.

“Business Day” means any day on which the NYSE is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City or Bermuda are authorized or required by law to close.

On each Dividend Payment Date, we will pay those dividends, if any, on the Series E Preference Shares that have been declared by our board of directors to the holders of such shares as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (or Record Date) will be the close of business, New York City time, on the fifth Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date and time as may be designated by our board of directors.

So long as the Series E Preference Shares are held of record by the nominee of the Securities Depository, declared dividends will be paid to the Securities Depository in same-day funds on each Dividend Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series E Preference Shares in accordance with the instructions of such beneficial owners.

No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all issued and outstanding Series E Preference Shares and any Parity Securities through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series E Preference Shares on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series E Preference Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series E Preference Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series E Preference Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series E Preference Shares will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. Unlike the Series A Preference Shares and the Series B Preference Shares, no interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series E Preference Shares, similar to the Series C Preference Shares and the Series D Preference Shares.

Change of Control

Optional Redemption Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event (as defined below), we may, at our option, redeem the Series E Preference Shares in whole or in part within 120 days after the first date on which such Change of Control Triggering Event occurred (the “Change of Control Redemption Period”), by paying the liquidation preference of $25.00 per Series E Preference Share, plus all accumulated and unpaid dividends to, but excluding, the redemption date, whether or not declared. If, prior to the Change of Control Conversion Date (as defined below), we exercise our right to redeem the Series E Preference Shares as described in the immediately preceding sentence or as described below under “—Redemption,” holders of the Series E Preference Shares we have elected to redeem will not have the conversion right described below under “—Conversion Right Upon a Change of Control Triggering Event.” Any cash payment to holders of Series E Preference Shares will be subject to the limitations contained in any agreements governing our indebtedness.

“Change of Control” means the occurrence of either of the following after the original issue date of the Series E Preference Shares:

•

the direct or indirect lease, sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or

•

the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (as defined above), becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of us, measured by voting power rather than percentage of interests.

“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by either a downgrade by one or more gradations (including both gradations within ratings categories and between ratings categories) or a withdrawal of the rating of the Series E Preference Shares within the Ratings Decline Period (in any combination) by the Named Rating Agency (as defined below) then rating the Series E Preference Shares, as a result of which the rating of the Series E Preference Shares on any day during the Ratings Decline Period is withdrawn or is below the rating by such Named Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement).

“Named Rating Agency” means:

1.	S&P; and

2.

if S&P ceases to rate the Series E Preference Shares or fails to rate the Series E Preference Shares, as the case may be, for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) under the Exchange Act selected by us as a replacement agency for S&P.

“Ratings Decline Period” means the period that (i) begins on the occurrence of a Change of Control and (ii) ends 60 days following consummation of such Change of Control.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

Conversion Right Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each holder of Series E Preference Shares will have the right (unless we have provided notice of our election to redeem Series E Preference Shares as described above under “—Optional Redemption upon a Change of Control Triggering Event” or below under “—Redemption”) to convert some or all of the Series E Preference Shares held by such holder on the Change of Control Conversion Date into a number of our common shares per Series E Preference Share to be converted equal (the “Common Share Conversion Consideration”) to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accumulated and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series E Preference Share dividend payment and prior to the corresponding Series E Preference Share dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Share Price (as defined below), and

•

0.93668, which is the quotient obtained by dividing (i) the $25.00 liquidation preference by (ii) one-half of the closing price of the common shares on the NYSE on the trading day immediately preceding the date of this prospectus supplement, subject, in each case, to certain adjustments and to provisions for (i) the payment of any Alternative Conversion Consideration (as defined below) and (ii) splits, combinations and dividends in the form of equity issuances.

In the case of a Change of Control pursuant to which our common shares will be converted into cash, securities or other property or assets (including any combination thereof), a holder of Series E Preference Shares electing to exercise its Change of Control Conversion Right (as defined below) will receive upon conversion of such Series E Preference Shares elected by such holder the kind and amount of such consideration that such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of our common shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control, which we refer to as the “Alternative Conversion Consideration”; provided, however, that if the holders of our common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series E Preference Shares electing to exercise their Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of our common shares who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control. We will not issue fractional common shares upon the conversion of the Series E Preference Shares. Instead, we will pay the cash value of such fractional shares.

If we provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control Triggering Event as described under “—Optional Redemption upon a Change of Control Triggering Event” or our optional redemption rights as described below under “—Redemption,” holders of Series E Preference Shares will not have any right to convert the Series E Preference Shares that we have elected to redeem and any Series E Preference Shares subsequently selected for redemption that have been tendered for conversion pursuant to the Change of Control Conversion Right will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date.

Within five days following the expiration of the Change of Control Redemption Period (or, if we waive our right to redeem the Series E Preference Shares prior to the expiration of the Change of Control Redemption Period, within five days following the date of such waiver), we will provide to the holders of the Series E Preference Shares written notice of the occurrence of the Change of Control Triggering Event that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control Triggering Event;

•	the date of the Change of Control Triggering Event;

•	the date on which the Change of Control Redemption Period expired or was waived;

•	the last date on which the holders of Series E Preference Shares may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Share Price;

•	the Change of Control Conversion Date;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series E Preference Share; and

•	the procedure that the holders of Series E Preference Shares must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication through a news or press organization as is reasonably expected to broadly disseminate the relevant information to the public, or post notice on our website, in any event prior to the opening of business on the first Business Day following any date on which we provide the notice described above to the holders of Series E Preference Shares.

Holders of Series E Preference Shares that choose to exercise their Change of Control Conversion Right will be required prior to the close of business on the third Business Day preceding the Change of Control Conversion Date, to notify us of the number of Series E Preference Shares to be converted and otherwise to comply with any applicable procedures contained in the notice described above or otherwise required by the Securities Depositary for effecting the conversion.

“Change of Control Conversion Right” means the right of a holder of Series E Preference Shares to convert some or all of the Series E Preference Shares held by such holder on the Change of Control Conversion Date into a number of our common shares per Series E Preference Share pursuant to the conversion provisions in the Certificate of Designation with respect to the Series E Preference Shares.

“Change of Control Conversion Date” means the date fixed by the board of directors, in its sole discretion, as the date the Series E Preference Shares are to be converted, which will be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to holders of the Series E Preference Shares.

“Common Share Price” means (i) the amount of cash consideration per common share, if the consideration to be received in the Change of Control by the holders of our common shares is solely cash; and (ii) the average of the closing prices for our common shares on the NYSE for the ten consecutive trading days immediately preceding, but not including, the Change of Control Conversion Date, if the consideration to be received in the Change of Control by the holders of our common shares is other than solely cash.

Notwithstanding the foregoing, the holders of Series E Preference Shares will not have a conversion right upon a Change of Control if (i) the acquiror has shares listed or quoted on the NYSE, the NYSE American or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ, and (ii) the Series E Preference Shares remain continuously listed or quoted on the NYSE, the NYSE American or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ.

Redemption

Optional Redemption on or after September 15, 2026

Commencing on September 15, 2026, we may redeem, at our option, in whole or in part, the Series E Preference Shares at a redemption price in cash equal to $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple redemptions.

We may also redeem the Series E Preference Shares under the terms set forth under “—Change of Control—Optional Redemption Upon a Change of Control Triggering Event.”

Optional Redemption Following a Rating Agency Event

We may, at our option, redeem the Series E Preference Shares in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Rating Agency Event (as defined below), or, if no review or appeal process is available or sought with respect to such Rating Agency Event, at any time within 120 days after the occurrence of such Rating Agency Event, at a redemption price in cash equal to $25.50 per share, plus all accumulated and unpaid dividends thereon to, but excluding, the date fixed for redemption, whether or not declared.

As used in this prospectus supplement, a “Rating Agency Event” means that any “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act that then publishes a rating for us amends, clarifies or changes the methodology or criteria that it employed for purposes of assigning equity credit to securities such as the Series E Preference Shares on the original issue date of the Series E Preference Shares (the “current methodology”), which amendment, clarification or change either (i) shortens the period of time during which equity credit pertaining to the Series E Preference Shares would have been in effect had the current methodology not been changed or (ii) reduces the amount of equity credit assigned to the Series E Preference Shares as compared with the amount of equity credit that such rating agency had assigned to the Series E Preference Shares as of the original issue date.

We may also redeem the Series E Preference Shares under the terms set forth under “—Change of Control—Optional Redemption Upon a Change of Control Triggering Event.”

Redemption Procedures

We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any shares to be redeemed as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series E Preference Shares to be redeemed and, if less than all issued and outstanding Series E Preference Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the Series E Preference Shares are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the issued and outstanding Series E Preference Shares are to be redeemed, the number of shares to be redeemed will be determined by us, and such shares will be redeemed by such method of selection as the Securities Depository shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional shares. So long as all Series E Preference Shares are held of record by the nominee of the Securities Depository, we will give notice, or cause notice to be given, to the Securities Depository of the number of Series E Preference Shares to be redeemed, and the Securities Depository will determine the number of Series E Preference Shares to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series E Preference Shares for its own account). A participant may determine to redeem Series E Preference Shares from some beneficial owners (including the participant itself) without redeeming Series E Preference Shares from the accounts of other beneficial owners.

So long as the Series E Preference Shares are held of record by the nominee of the Securities Depository, the redemption price will be paid by the Paying Agent to the Securities Depository on the redemption date. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series E Preference Shares as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to, pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If notice of redemption shall have been given, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate and all rights of holders of such shares as our shareholders will cease, except the right to receive the redemption price, including an amount equal to all accumulated and unpaid dividends through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series E Preference Shares, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment the holders of the Series E Preference Shares entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series E Preference Shares represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee), the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series E Preference Shares represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series E Preference Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to the date fixed for redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase the Series E Preference Shares, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series E Preference Shares. Any shares repurchased and cancelled by us will revert to the status of authorized but unissued preference shares, undesignated as to series.

Notwithstanding the foregoing, in the event that any dividends on the Series E Preference Shares and any Parity Securities are in arrears, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series E Preference Shares or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series E Preference Shares and any Parity Securities. Common shares and any other Junior

Securities may not be redeemed, repurchased or otherwise acquired unless there are no dividends on the Series E Preference Shares and any Parity Securities in arrears.

No Sinking Fund

The Series E Preference Shares will not have the benefit of any sinking fund.

Book-Entry System

All Series E Preference Shares offered hereby will be represented by a single certificate issued to DTC (and its successors or assigns or any other securities depository selected by us) (the “Securities Depository”) and registered in the name of its nominee (initially, Cede & Co.). The Series E Preference Shares offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no holder of the Series E Preference Shares offered hereby will be entitled to receive a certificate evidencing such shares unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depository within 60 calendar days thereafter. Payments and communications made by us to holders of the Series E Preference Shares will be duly made by making payments to, and communicating with, the Securities Depository. Accordingly, unless certificates are available to holders of the Series E Preference Shares, each purchaser of Series E Preference Shares must rely on (1) the procedures of the Securities Depository and its participants to receive dividends, distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series E Preference Shares and (2) the records of the Securities Depository and its participants to evidence its ownership of such Series E Preference Shares.

So long as the Securities Depository (or its nominee) is the sole holder of the Series E Preference Shares, no beneficial holder of the Series E Preference Shares will be deemed to be a shareholder of us. DTC, the initial Securities Depository, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own DTC. The Securities Depository maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series E Preference Shares, whether as a holder of the Series E Preference Shares for its own account or as a nominee for another holder of the Series E Preference Shares.

TAX CONSIDERATIONS

Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares, other than shareholders, if any, that are ordinarily resident in Bermuda.

We have obtained from the Bermuda Minister of Finance under the Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to us or to any of its operations or its shares, debentures or other obligations, until March 31, 2035. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to us. Our Bermuda-domiciled subsidiaries each pay annual Bermuda government fees.

Material U.S. Federal Income Tax Considerations

The following is a discussion of U.S. federal income tax considerations applicable to the purchase, ownership and disposition of Series E Preference Shares by U.S. Holders (as defined below). This discussion deals only with our Series E Preference Shares held as capital assets by holders who purchase Series E Preference Shares in this offering. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed U.S. Treasury regulations promulgated thereunder, and published rulings and court decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our Series E Preference Shares by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as the following:

•	brokers or dealers in securities or currencies;

•	financial institutions;

•	pension plans;

•	regulated investment companies;

•	real estate investment trusts;

•	cooperatives;

•	tax-exempt entities;

•	insurance companies;

•	persons holding Series E Preference Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for alternative minimum tax;

•	U.S. expatriates;

•	accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements under Section 451(b) of the Code;

•

U.S. persons (as defined by the Code) who own or are considered to own 10% or more of either the total combined voting power of all classes of shares of Triton entitled to vote or of the total value of the shares of Triton;

•	partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors therein); or

•	U.S. Holders whose “functional currency” is not the U.S. dollar.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our Series E Preference Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of our Series E Preference Shares.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of our Series E Preference Shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

The discussion does not address any non-income tax considerations, the potential application of the Medicare tax on net investment income, or any foreign, state or local tax consequences. Each holder of our Series E Preference Shares is urged to consult with such holder’s tax advisor with respect to the particular tax consequences to such holder.

IF YOU ARE CONSIDERING THE PURCHASE OF OUR SERIES E PREFERENCE SHARES, WE URGE YOU TO CONSULT YOUR TAX ADVISORS CONCERNING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SERIES E PREFERENCE SHARES, AS WELL AS ANY CONSEQUENCES TO YOU ARISING UNDER STATE, LOCAL AND NON-U.S. TAX LAWS.

Tax Consequences to U.S. Holders

Distributions

Distributions paid with respect to our Series E Preference Shares will generally be taxed as ordinary income to U.S. Holders to the extent that they are paid out of Triton’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the excess will first be treated as a tax-free return of capital to the extent of the holder’s adjusted basis in the Series E Preference Share, causing a reduction in such adjusted basis in the same amount. The balance of the excess, if any, will be taxed as capital gain, which will be long-term capital gain if the Series E Preference Share has been held for more than one year at the time the distribution is received (as described below under “—Sale, Exchange or Other Taxable Disposition”). Any dividend paid with respect to our Series E Preference Shares may be characterized for U.S. federal income tax purposes as any of the foregoing, in whole or in part, depending on the facts and circumstances at the level of the holder or Triton.

Subject to the PFIC rules discussed below, the gross amount of the dividends, if any, paid by Triton to individuals and other non-corporate U.S. Holders, without reduction for any withholding taxes, may be eligible to be taxed at lower rates applicable to certain qualified dividends, provided that the non-corporate U.S. Holder satisfies holding period requirements, and does not engage in hedging transactions, and provided that Triton is a qualified foreign corporation, and provided that Triton is not a PFIC for the taxable year in which we pay a dividend or the preceding taxable year. Dividends will be treated as foreign-source income for U.S. foreign tax credit purposes. Dividends with respect to our Series E Preference Shares will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code.

Sale, Exchange or Other Taxable Disposition

Subject to the discussion below relating to the redemption of the Series E Preference Shares and subject to the PFIC rules discussed below, a U.S. Holder will generally recognize taxable gain or loss on the sale, exchange or other taxable disposition of a Series E Preference Share in an amount equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the holder’s tax basis in the Series E Preference Share. Gain or loss, if any, will generally be U.S. source income for foreign tax credit limitation purposes.

Gain or loss realized on the sale, exchange or other taxable disposition of a Series E Preference Share generally will be capital gain or loss and will be long-term capital gain or loss if the Series E Preference Share has been held for more than one year. Non-corporate U.S. Holders may be eligible for preferential rates of U.S. taxation in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Redemption of Series E Preference Shares

Subject to the discussion herein relating to the application of the PFIC rules, under Section 302 of the Code, a redemption of the Series E Preference Shares will be treated as a dividend to the extent of Triton’s current and accumulated earnings and profits, unless such redemption satisfies the tests set forth under Section 302(b) of the Code, which would treat the redemption as a sale or exchange subject to taxation as described above under “Sale, Exchange or Other Taxable Disposition” in this prospectus supplement. A redemption will be treated as a sale or exchange if: (i) it is “substantially disproportionate,” (ii) constitutes a “complete termination of the holder’s stock interest” in us, or (iii) is “not essentially equivalent to a dividend,” each within the meaning of Section 302(b) of the Code. In determining whether any of these tests are satisfied, shares considered to be owned by a U.S. Holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to a particular holder of the Series E Preference Shares will depend on the facts and circumstances as of the time the determination is made, U.S. Holders should consult their tax advisors, at such time, to determine their tax treatment in light of their particular circumstances.

PFIC Considerations

A PFIC is any foreign corporation if, after the application of certain “look-through” rules, (a) at least 75% of its gross income is “passive income” as that term is defined in the relevant provisions of the Code or (b) at least 50% of the average value of its assets produce “passive income” or are held for the production of “passive income.” In general, under the “look-through” rules, if a foreign corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. The determination as to PFIC status is made annually.

If a U.S. Holder is treated as owning PFIC stock, the holder will be subject to special rules generally intended to reduce or eliminate the benefit of the deferral of U.S. federal income tax that results from investing in a foreign corporation that does not distribute all of its earnings on a current basis. In such a case, under the PFIC rules, unless a U.S. Holder is permitted to and does elect otherwise under the Code, such U.S. Holder will be subject to special tax rules with respect to “excess distributions” and any gain from the disposition of our Series E Preference Shares. In particular, an “excess distribution” or such gain will be treated as if it had been recognized ratably over the holder’s holding period for the Series E Preference Shares, and amounts allocated to prior years starting with the first taxable year of Triton during which Triton was a PFIC will be subject to U.S. federal income tax at the highest prevailing tax rates on ordinary income for that year plus an interest charge.

Based on our current and expected income, valuation of our assets and our election to treat certain of our subsidiaries as disregarded entities for U.S. federal income tax purposes, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, because the PFIC determination is made by taking into account all of the relevant facts and circumstances regarding our business without the benefit of clearly defined bright line rules, it is possible we may be a PFIC for any taxable year or that the IRS may challenge our determination concerning our PFIC status.

In the case Triton is subsequently determined to be a PFIC, a U.S. Holder may also be able to avoid certain of the rules described above by making a mark-to-market election and, in certain circumstances, a retroactive election, provided that our Series E Preference Shares are treated as regularly traded on a qualified exchange or other market within the meaning of applicable U.S. Treasury Regulations. The Series E Preference Shares are a new issue of securities with no established trading market. We intend to apply to list the Series E Preference Shares on the NYSE, which is a qualified exchange or other market for these purposes. If the application is approved, trading of the Series E Preference Shares on the NYSE is expected to begin within 30 days after the date of initial delivery of the Series E Preference Shares. Consequently, assuming that our Series E Preference Shares become and then continue to be regularly traded, we expect that the mark-to-market election will be available to U.S. Holders if Triton is determined to be a PFIC, but no assurances can be given in this regard. If you make a valid mark-to-market election for your Series E Preference Shares, you would include in income each year an amount equal to the excess, if any, of the fair market value of the Series E Preference Shares as of the close of your taxable year over your adjusted basis in such Series E Preference Shares. You would be allowed a deduction for the excess, if any, of the adjusted basis of your Series E Preference Shares over their fair market value as of the close of the taxable year, but only to the extent of any net mark-to-market gains on your Series E Preference Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Series E Preference Shares, would be treated as ordinary income. Ordinary loss treatment would also apply to the deductible portion of any mark-to-market loss on the Series E Preference Shares, as well as to any loss realized on the actual sale or disposition of the Series E Preference Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Series E Preference Shares. Your basis in the Series E Preference Shares would be adjusted to reflect any such income or loss amounts. If you make such a mark-to-market election, tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us (except that the lower qualified dividends rate would not apply).

Alternatively, a U.S. Holder may avoid the PFIC tax consequences described above in respect of its Series E Preference Shares by making a timely “qualified electing fund” (“QEF”) election. To comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Because we do not intend to provide such information, however, such election will not be available to you with respect of the Series E Preference Shares.

The adverse rules described above will continue to apply to any taxable year in which Triton is a PFIC and for which the U.S. Holder has neither a valid QEF election nor a valid mark-to-market election in effect.

U.S. Holders are urged to consult with their tax advisors regarding the potential availability and consequences of a mark-to-market election in case Triton is determined to be a PFIC in any taxable year.

Information reporting and backup withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) a U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, a U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding on a duly executed Form W-9 or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Information with respect to foreign financial assets

Certain U.S. Holders who are individuals (and, under regulations, certain entities) may be required to report information relating to the Series E Preference Shares, subject to certain exceptions (including an exception for Series E Preference Shares held in accounts maintained by certain U.S. financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to their ownership and disposition of the Series E Preference Shares.

UNDERWRITING

UBS Securities LLC, BofA Securities, Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of Series E Preference Shares set forth opposite its name below.

Underwriter	Number of Shares
UBS Securities LLC	1,435,000
BofA Securities, Inc.	1,435,000
Morgan Stanley & Co. LLC	1,435,000
RBC Capital Markets, LLC	1,435,000
Citigroup Global Markets Inc.	700,000
B. Riley Securities, Inc.	420,000
CJS Securities, Inc.	140,000

Total	7,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Series E Preference Shares sold under the underwriting agreement if any of these Series E Preference Shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Series E Preference Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Series E Preference Shares, and satisfaction of other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the Series E Preference Shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.50 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.45 per share to other dealers. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us.

	Underwriting Discount	Proceeds to the Company (before expenses)
Per Series E Preference Share	$0.7875	$24.2125
Total	$5,512,500	$169,487,500

The expenses of this offering, not including the underwriting discount, are estimated to be approximately $657,000 and are payable by us.

No Sales of Similar Securities

We have agreed that, for a period of 30 days from the date of this prospectus supplement and subject to certain exceptions, we will not, without the prior written consent of the representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Series E Preference Shares, any securities convertible into or exercisable or exchangeable for Series E Preference Shares or any securities that are substantially similar to the Series E Preference Shares, whether owned as of the date hereof or hereafter acquired or with respect to which we have acquired or hereafter acquire the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Lock-Up Securities, in cash or otherwise.

NYSE Listing

The Series E Preference Shares are a new issue of securities with no established trading market. We intend to apply to list the Series E Preference Shares on the NYSE under the symbol “TRTN PRE” and we have agreed that we will use our reasonable best efforts to effect and maintain the listing on the NYSE. If the application is approved, trading of the Series E Preference Shares on the NYSE is expected to begin within 30 days after the date of initial delivery of the Series E Preference Shares. The underwriters have advised us that they intend to make a market in the Series E Preference Shares before commencement of trading on the NYSE. They will have no obligation to make a market in the Series E Preference Shares, however, and may cease market-making activities, if commenced, at any time. However, an active trading market on the NYSE for the Series E Preference Shares may not develop or, even if one develops, may not last, in which case the liquidity and market price of the Series E Preference Shares could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer Series E Preference Shares at the time and price desired will be limited.

Price Stabilization, Short Positions

Until the distribution of the Series E Preference Shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Series E Preference Shares. However, the representatives may engage in transactions that have the effect of stabilizing the price of the Series E Preference Shares, such as purchases and other activities that peg, fix or maintain that price.

In connection with this offering, the underwriters may bid for or purchase and sell shares of our Series E Preference Shares in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of our Series E Preference Shares than they are required to purchase in this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales and other activities may have the effect of raising or maintaining the market price of Series E Preference Shares or preventing or retarding a decline in the market price of Series E Preference Shares. As a result, the price of Series E Preference Shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of Series E Preference Shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Extended Settlement

We expect that delivery of the Series E Preference Shares will be made to investors on August 18, 2021 which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Series E Preference Shares prior to the second business day preceding the date of delivery of the Series E Preference Shares referenced above will be required, by virtue of the fact that the Series E Preference Shares initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade their Series E Preference Shares prior to the second business day preceding the date of delivery of the Series E Preference Shares referenced above should consult their advisors.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. For example, affiliates of some of the underwriters are lenders under our revolving credit facilities. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.

Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series E Preference Shares offered hereby. Any such short positions could adversely affect future trading prices of the Series E Preference Shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of Series E Preference Shares in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of Series E Preference Shares which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither Triton International Limited nor the underwriters have authorized, nor do they authorize, the making of any offer of Series E Preference Shares other than to EEA Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Series E Preference Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Series E Preference Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Series E Preference Shares. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Series E Preference Shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Series E Preference Shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of the UK Prospectus Regulation (as defined below). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of Series E Preference Shares in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the United Kingdom of Series E Preference Shares which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither Triton International Limited nor the underwriters have authorized, nor do they authorize, the making of any offer of Series E Preference Shares other than to UK Qualified Investors. The expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”).

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The Series E Preference Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law of the United Kingdom by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law of the United Kingdom by virtue of the EUWA and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Series E Preference Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Series E Preference Shares. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Series E Preference Shares or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Series E Preference Shares or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the Series E Preference Shares offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Series E Preference Shares offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Series E Preference Shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Triton International Limited.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Series E Preference Shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The Series E Preference Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Series E Preference Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Appleby (Bermuda) Limited will provide opinions regarding the authorization and validity of the securities. Mayer Brown LLP will also provide opinions regarding certain other matters. The underwriters have been represented by Sidley Austin LLP.

EXPERTS

The consolidated financial statements of Triton International Limited as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information. Information about us is also available at our website at www.trtn.com. The information on, or accessible through, our website is not a part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus are only part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act and therefore omit some of the information contained in the registration statement. We have also filed exhibits to the registration statement which are excluded from this prospectus supplement and the accompanying prospectus, and you should refer to the applicable exhibit for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits, as described in the previous paragraph.

Important Information Incorporated By Reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on February 16, 2021;

•

our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, which was filed with the SEC on April 29, 2021 and for the quarter ended June 30, 2021, which was filed with the SEC on July 27, 2021;

•	our Current Reports on Form 8-K filed on March 1, 2021, April 7, 2021 and April 29, 2021 (Item 5.07 only), May 27, 2021, May 28, 2021 and July 28, 2021;

•

certain portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 17, 2021 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•

the description of our common shares contained in our Registration Statement on Form 8-A, filed with the SEC on July 12, 2016, and any amendment or report filed for the purpose of updating such description;

•

the description of our Series A Preference Shares contained in our Registration Statement on Form 8-A, filed with the SEC on March 15, 2019, and any amendment or report filed for the purpose of updating such description;

•

the description of our Series B Preference Shares contained in our Registration Statement on Form 8-A, filed with the SEC on June 20, 2019, and any amendment or report filed for the purpose of updating such description;

•

the description of our Series C Preference Shares contained in our Registration Statement on Form 8-A, filed with the SEC on November 7, 2019, and any amendment or report filed for the purpose of updating such description; and

•

the description of our Series D Preference Shares contained in our Registration Statement on Form 8-A, filed with the SEC on January 23, 2020, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Victoria Place, 5th Floor, 31 Victoria Street

Hamilton HM 10, Bermuda

Attn: Carla Heiss, Senior Vice President, General Counsel and Secretary

Telephone: (441) 294-8000

Prospectus

TRITON INTERNATIONAL LIMITED

Common Shares

Preference Shares

Depositary Shares

Debt Securities

Warrants

Subscription Rights

Purchase Contracts

and

Purchase Units

We may offer, issue and sell, together or separately, from time to time:

•	common shares;

•	preference shares, which may be issued in one or more series;

•	depositary receipts, representing fractional preference shares, which are called depositary shares;

•	debt securities, which may be issued in one or more series and which may be senior debt securities, subordinated debt securities or debt securities convertible into common shares or other securities;

•	warrants to purchase common shares, preference shares or debt securities;

•	subscription rights to purchase common shares, preference shares or debt securities;

•	purchase contracts to purchase common shares, preference shares or debt securities; and

•

purchase units, each representing ownership of a purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase our common shares or other securities under the purchase contracts.

In addition, selling securityholders to be named in one or more prospectus supplements may offer and sell, from time to time, our common shares. We will not receive any of the proceeds from the sale of these securities by such selling securityholders.

We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” on page 6, as well as the other information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement, before you make your investment decision.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. These securities also may be resold by selling securityholders. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common shares are listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “TRTN.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission, the Registrar of Companies in Bermuda, the Bermuda Monetary Authority or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 28, 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities that we may offer. Each time we or the selling securityholders sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used in this prospectus, the terms “Triton,” the “Company,” “we,” “our” and “us” refer to Triton International Limited and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

Securities may be offered or sold in Bermuda only in compliance with provisions of the Investment Business Act 2003, the Exchange Control Act of 1972, and related regulations of Bermuda, each as amended, that regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority (“BMA”), pursuant to the provisions of the Bermuda Exchange Control Act of 1972 and related regulations, each as amended, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA, in its policy dated June 1, 2005, provides that where any equity securities of a Bermuda company, which would include our common shares, are listed on an appointed stock exchange (the NYSE is deemed to be an appointed stock exchange under Bermuda law), general permission is given for the issue and subsequent transfer of any securities of such company, from and/or to a non-resident of Bermuda, for as long as any equity securities of the company remain so listed. This prospectus does not need to be filed with the Registrar of Companies in Bermuda in accordance with Part III of the Bermuda Companies Act 1981, as amended (the “Bermuda Companies Act”). Such provisions state that a prospectus in respect of the offer of shares in a Bermuda company whose equities are listed on an appointed stock exchange under Bermuda law does not need to be filed in Bermuda, so long as the company in question complies with the requirements of such appointed stock exchange in relation thereto.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may read and copy all or any portion of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at

1-800-SEC-0330 for further information about the Public Reference Room. Information about us is also available at our website at www.trtn.com. The information on, or accessible through, our website is not a part of this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 14, 2020;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December  31, 2019 from our definitive proxy statement on Schedule 14A, filed with the SEC on March 13, 2020;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020, filed with the SEC on April 24, 2020 and July 24, 2020, respectively;

•	our Current Reports on Form 8-K, filed with the SEC on April 23, 2020, and July 1, 2020;

•

the description of our common shares contained in our Registration Statement on Form 8-A, filed with the SEC on July 12, 2016, and any amendment or report filed for the purpose of updating such description;

•

the description of our 8.50% Series A Cumulative Redeemable Perpetual Preference Shares contained in our Registration Statement on Form 8-A, filed with the SEC on March 15, 2019, and any amendment or report filed for the purpose of updating such description;

•

the description of our 8.00% Series B Cumulative Redeemable Perpetual Preference Shares contained in our Registration Statement on Form 8-A, filed with the SEC on June 20, 2019, and any amendment or report filed for the purpose of updating such description;

•

the description of our 7.375% Series C Cumulative Redeemable Perpetual Preference Shares contained in our Registration Statement on Form 8-A, filed with the SEC on November 7, 2019, and any amendment or report filed for the purpose of updating such description; and

•

the description of our 6.875% Series D Cumulative Redeemable Perpetual Preference Shares contained in our Registration Statement on Form 8-A, filed with the SEC on January 23, 2020, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Triton International Limited Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10, Bermuda Attn: Carla L. Heiss, Senior Vice President, General Counsel and Secretary Telephone: (441) 294-8033

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve substantial risks and uncertainties. In addition, we, or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents we file with the Securities and Exchange Commission, or SEC, or in connection with oral statements made to the press, potential investors or others. All statements other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenues, future costs, prospects, plans and objectives of management are forward-looking statements. The words “expect,” “estimate,” “anticipate,” “predict,” “believe,” “think,” “plan,” “will,” “should,” “intend,” “seek,” “potential” and similar expressions and variations are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Triton’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. These factors include, without limitation, economic, business, competitive, market and regulatory conditions and the following:

•	decreases in the demand for leased containers;

•	decreases in market leasing rates for containers;

•	difficulties in re-leasing containers after their initial fixed-term leases;

•	customers’ decisions to buy rather than lease containers;

•	dependence on a limited number of customers for a substantial portion of our revenues;

•	customer defaults;

•	decreases in the selling prices of used containers;

•	extensive competition in the container leasing industry;

•	difficulties stemming from the international nature of Triton’s businesses;

•	decreases in demand for international trade;

•	the magnitude and duration of the ongoing COVID-19 pandemic and its impact on our business, global trade and supply chain;

•

disruption to Triton’s operations resulting from political and economic policies of the United States and other countries, particularly China, including but not limited to, the impact of trade wars and tariffs;

•	disruption to Triton’s operations from failure of, or attacks on, Triton’s information technology systems;

•	disruption to Triton’s operations as a result of natural disasters;

•	compliance with laws and regulations related to economic and trade sanctions, security, anti-terrorism, environmental protection and anti-corruption;

•	ability to obtain sufficient capital to support growth;

•	restrictions imposed by the terms of Triton’s debt agreements;

•	the phase-out of the London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with an alternative reference rate, which may adversely affect interest rates;

•	changes in the tax laws in Bermuda, the United States and other countries; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequently filed Quarterly Reports on Form 10-Q.

The foregoing list of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in this prospectus and any accompanying prospectus supplement. Any forward-looking statements made in this prospectus any accompanying prospectus supplement and the documents incorporated by reference herein and therein are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Triton or its businesses or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

THE COMPANY

We are the world’s largest lessor of intermodal containers. Intermodal containers are large, standardized steel boxes used to transport freight by ship, rail or truck. Because of the handling efficiencies they provide, intermodal containers are the primary means by which many goods and materials are shipped internationally. We also lease chassis, which are used for the transportation of containers.

Triton was formed on July 12, 2016 through an all-stock merger between Triton Container International Limited and TAL International Group, Inc. Our combined experience in the container leasing industry dates back to 1963.

Our operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. As of June 30, 2020, our total fleet consisted of 3.7 million containers and chassis, representing 6.1 million twenty-foot equivalent units or 6.9 million cost equivalent units. We have an extensive global presence offering leasing services through local offices and utilize third-party container depots throughout the world. Our primary customers include the world’s largest container shipping lines. Our global field operations include sales, operations, equipment resale, and logistics services. Our registered office is located in Bermuda.

The most important driver of our profitability is the extent to which leasing revenues, which are driven by our owned equipment fleet size, utilization and average rental rates, exceed our ownership and operating costs. Our profitability is also driven by the gains or losses we realize on the sale of used containers in the ordinary course of our business.

Our principal executive office is located at Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10, Bermuda. We maintain a website at http://www.trtn.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K and in subsequently filed Quarterly Reports on Form 10-Q and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the purchase of containers.

Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common shares, preference shares, depositary shares, debt securities, warrants, subscription rights, purchase contracts and purchase units that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF SHARE CAPITAL

General

The following summary description of our share capital is based on the applicable provisions of the Bermuda Companies Act, our memorandum of association, as amended, and our amended and restated bye-laws. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the Bermuda Companies Act, as it may be amended from time to time, and to the terms of our memorandum of association and bye-laws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Share Capital,” the terms “Triton,” the “Company,” “we,” “our” and “us” refer to Triton International Limited, a Bermuda exempted company, and do not, unless otherwise specified, include our subsidiaries.

Common Shares

We are authorized to issue up to 270,000,000 common shares, par value $0.01 per share.

As of August 21, 2020, 68,607,126 common shares were outstanding and held by approximately 50 holders of record.

Liquidation and Preemptive Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of Triton, the holders of Triton common shares will be entitled to share equally in any of the assets available for distribution after Triton has paid in full all of its debts and after the holders of all series of Triton’s outstanding preferred shares, if any, have received their liquidation preferences in full.

Holders of Triton common shares will not be entitled to preemptive rights. Shares of Triton common shares will not be convertible into shares of any other class of common shares.

Dividend Rights

Under Bermuda law, shareholders of Triton will be entitled to receive dividends when and as declared by the board of directors of the Company (the “Triton Board”) out of any funds of the company legally available for the payment of such dividends, subject to any preferred dividend rights that may exist from time to time. Bermuda law does not permit payment of dividends, or distributions of contributed surplus, by a company if there are reasonable grounds for believing that:

•	the company is, or would be, after the payment is made, unable to pay its liabilities as they become due; or

•	the realizable value of the company’s assets would be less than its liabilities.

Under Triton’s bye-laws, the Triton Board has the power to declare dividends or distributions out of contributed surplus, and to determine that any dividend shall be paid in cash or shall be satisfied in paying up in full shares to be issued to the shareholders credited as fully paid or partly paid or partly in one way or partly in the other. The Triton Board may also pay any fixed cash dividend whenever the position of the company justifies such payment.

Voting Rights

Subject to the rights, if any, of the holders of any series of preferred shares, if and when issued and subject to applicable law, each holder of Triton common shares will be entitled to one vote per share and all voting rights will be vested in those holders of record on the applicable record date on all matters voted on by the Triton shareholders. Holders of Triton common shares will have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors to the Triton Board can elect 100% of the directors to the Triton Board and the holders of the remaining shares will not be able to elect any directors to the Triton Board.

Meetings of Shareholders

Special general meetings of the shareholders of Triton may be called (i) by the Triton Board or (ii) when requisitioned by shareholders pursuant to the provisions of the Bermuda Companies Act. Under the Bermuda Companies Act, the shareholders may requisition a special general meeting, provided they hold at the date of the deposit of the requisition shares representing not less than 10% of the paid-up capital of the company. The requisition must state the purpose of the meeting, and must be signed by the requisitionists and deposited at the registered office of the company. If, within 21 days from the date of the deposit of the requisition, the directors do not proceed to convene a meeting, the requisitionists, or any of them representing more than 50% of the total voting rights of all of them, may themselves convene a meeting, which must be convened within three months of the date of the deposit of the requisition.

Restrictions on Transfers of Shares

The Triton Board may in its absolute discretion, and without providing a reason, refuse to register the transfer of a share which is not fully paid up. The Triton Board may also refuse to register a transfer unless the shares of Triton are (i) listed on an appointed stock exchange (of which the NYSE is one) or (ii) (A) a duly executed instrument of transfer is provided to Triton or Triton’s transfer agent accompanied by the certificate (if any has been issued) in respect of the shares to which it relates and by such other evidence as the Triton Board may reasonably require to show the right of the transferor to make the transfer, (B) the instrument of transfer is only in respect of one class of shares, (C) the instrument of transfer is in favor of less than five persons jointly, and (D) all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda or any other applicable jurisdiction have been obtained (if required). If the Triton Board refuses to register a transfer of any share, it must send to the transferee notice of the refusal within three months after the date on which the instrument of transfer was lodged with Triton.

Shares listed on an appointed stock exchange, such as the NYSE, may be transferred by any means permitted by the rules of such exchange.

Election and Removal of Directors

Except in the case of vacancies, each director is elected by the affirmative vote of a majority of the votes cast at the general meeting of shareholders of Triton.

The bye-laws of Triton provide that any vacancies on the Triton Board not filled at any general meeting will be deemed casual vacancies and the Triton Board, so long as a quorum of directors remains in office, will have the power at any time and from time to time, to appoint any individual to be a director so as to fill a casual vacancy. A director so appointed will hold office only until the next following annual general meeting (“AGM”). If not reappointed at such AGM, the director will vacate office at the conclusion of the AGM.

Under the Bermuda Companies Act, a director may be removed from office by the shareholders at a special general meeting called for that purpose. The notice of a meeting convened for the purpose of removing a director must contain a statement of intention to do so and be served on such director not less than 14 days before the meeting. The director subject to removal will be entitled to be heard on the motion for his removal.

Amendment of Memorandum of Association

Under the Bermuda Companies Act, the memorandum of association of a company may be amended by the affirmative vote of a majority resolution of the Triton Board, but the amendment will not be operative unless and until it is approved at a subsequent general meeting of the shareholders by a resolution approved by the affirmative vote of a majority of the votes cast on such resolution. An amendment to the memorandum of association that alters a company’s business objects may require approval by the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Amendment of Bye-laws

Subject to certain exceptions, the Triton bye-laws may be revoked or amended by the affirmative vote of a majority resolution of the Triton Board, but the revocation or amendment will not be operative unless and until it is approved at a subsequent general meeting of the shareholders of Triton by a resolution approved by the affirmative vote of a majority of the votes cast on such resolution.

Approval of Certain Transactions

Amalgamations and Mergers: Under the Bermuda Companies Act, the amalgamation or merger of a Bermuda company with another company (wherever incorporated) (other than certain affiliated companies) requires the amalgamation or merger to be approved by the Triton Board and by its shareholders. The Triton bye-laws provide that a merger or amalgamation must be approved by (i) the affirmative vote of a majority of the Triton Board and (ii) the affirmative vote of a majority of votes cast at a general meeting of shareholders. For purposes of approval of an amalgamation or merger, all shares, whether or not otherwise entitled to vote, carry the right to vote. Holders of a separate class of shares are entitled to a separate class vote if the rights of such class would be varied by virtue of the amalgamation or merger.

Sale of Assets: The Bermuda Companies Act is silent on whether a company’s shareholders are required to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. Bermuda law does require, however, that shareholders approve certain forms of mergers and reconstructions.

Takeovers: Bermuda does not have any takeover regulations applicable to shareholders of Bermuda companies.

Listing

Our common shares are listed on the NYSE under the symbol “TRTN.”

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare Trust Company, N.A.

Preference Shares

This section describes the general terms and provisions of preference shares that we are authorized to issue. An accompanying prospectus supplement will describe the specific terms of the preference shares offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those preference shares. If there are differences between the prospectus supplement relating to a particular series of preference shares and this prospectus, the prospectus supplement will control. The terms of a new series of preference shares will be recorded in a resolution of the Triton Board, which will be annexed as an appendix to the Company’s amended and restated bye-laws. Such resolutions will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable resolutions as well as our memorandum of association before deciding to buy our preference shares as described in any accompanying prospectus supplement.

The Triton Board has been authorized to provide for the issuance of up to 30,000,000 preference shares in multiple series without the approval of shareholders. As of August 21, 2020, there were 22,200,000 preference shares issued and outstanding. With respect to each series of our preference shares, the Triton Board has the authority to fix the following terms:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable for each share if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preference shares; and

•	any other rights, priorities, preferences, restrictions or limitations of such series.

The right of a holder of preference shares to receive payment in respect thereof upon any liquidation, dissolution or winding up of us will be subordinate to the rights of our general creditors.

As of August 21, 2020, the following series of preference shares were issued and outstanding:

•	3,450,000 8.50% Series A Cumulative Redeemable Perpetual Preference Shares, $0.01 par value and $25.00 liquidation preference per share (the “Series A Preference Shares”);

•	5,750,000 8.00% Series B Cumulative Redeemable Perpetual Preference Shares, $0.01 par value and $25.00 liquidation preference per share (the “Series B Preference Shares”);

•	7,000,000 7.375% Series C Cumulative Redeemable Perpetual Preference Shares, $0.01 par value and $25.00 liquidation preference per share (the “Series C Preference Shares”); and

•	6,000,000 6.875% Series D Cumulative Redeemable Perpetual Preference Shares, $0.01 par value and $25.00 liquidation preference per share were outstanding (the “Series D Preference Shares”).

For a description of terms and provisions of the Series A Preference Shares, the Series B Preference Shares, the Series C Preference Shares and the Series D Preference Shares, see our registration statement on Form 8-A, filed with the SEC on March 15, 2019, June 20, 2019, November 7, 2019, and January 23, 2020, respectively.

Anti-Takeover Effects of Provisions of the Memorandum of Association, Bye-laws and Other Agreements

Our shareholders might have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the United States. As a Bermuda company, Triton is governed by the Bermuda Companies Act. The Bermuda Companies Act differs in some material respects from laws generally applicable to United States corporations and shareholders, including the provisions relating to interested directors, mergers, amalgamations and acquisitions, takeovers, shareholder lawsuits and indemnification of directors.

Certain provisions under the shareholder agreement (the “Sponsor Shareholders Agreement”) with certain affiliates of Vestar Capital Partners, Inc. (the “Sponsor Shareholders”), Triton’s memorandum of association and amended and restated bye-laws and Bermuda law could discourage, delay or prevent a transaction involving a change in control of Triton, even if doing so would benefit Triton’s shareholders. These provisions include customary anti-takeover provisions and certain rights of the Sponsor Shareholders with respect to the designation of directors for nomination and election to the Triton Board, including the ability to appoint members to certain board committees.

Anti-takeover provisions could substantially impede the ability of Triton’s public shareholders to benefit from a change in control or change of Triton’s management and the Triton Board and, as a result, may materially adversely affect the market price of Triton common shares and your ability to realize any potential change of control premium. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and to cause Triton to take other corporate actions you desire.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary receipts representing fractional preference shares, rather than full preference shares. The preference shares represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preference shares represented by the depositary share. As used in this “Description of Depositary Shares,” the terms the “Company,” “we,” “our” and “us” refer to Triton International Limited, a Bermuda exempted company, and do not, unless otherwise specified, include our subsidiaries.

The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preference shares represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preference shares represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share payable in respect of the preference shares so redeemed. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preference Shares

Upon receipt of notice of any meeting at which the holders of the preference shares represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preference shares. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preference shares, may instruct the Bank Depositary as to how to vote the preference shares represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preference shares represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting with respect to any preference shares to the extent it does not receive specific instructions from the holders of depositary shares representing such preference shares.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preference shares in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Withdrawal of Preference Shares

Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole preference shares and all money and other property, if any, represented by those depositary shares. Partial preference shares will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole preference shares to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preference shares may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security. As used in this “Description of Debt Securities,” the terms the “Company,” “we,” “our” and “us” refer to Triton International Limited, a Bermuda exempted company, and do not, unless otherwise specified, include our subsidiaries.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee, or such other trustee named therein. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or the method for determining same;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;

•	the amount of discount or premium, if any, with which the debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•

provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•

any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in an accompanying prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common shares, preference shares or debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. As used in this “Description of Warrants,” the terms “we” and “our” refer to Triton International Limited, a Bermuda exempted company, and do not, unless otherwise specified, include our subsidiaries.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

•	the number of warrants offered;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After warrants expire, they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our common shares, preference shares or debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the shareholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering. As used in this “Description of Subscription Rights,” the terms “we,” “our” and “us” refer to Triton International Limited, a Bermuda exempted company, and do not, unless otherwise specified, include our subsidiaries.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the number and terms of each share of common shares or preference shares or debt securities which may be purchased per each subscription right;

•	the exercise price payable for each share of common shares or preference shares or debt securities upon the exercise of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of our common shares, preference shares or debt securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or preferred securities or debt obligations of third parties, including

U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers;

•	through agents or dealers to purchasers; or

•	through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We will identify the applicable specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

We may agree with any underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments that such underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

All securities we may offer, other than common shares and any of our outstanding series of preference shares, will be new issues of securities with no established trading market. We may elect to list any series of securities on an exchange, and, in the case of our common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

Unless otherwise indicated in any accompanying prospectus supplement, Appleby (Bermuda) Limited will provide opinions regarding the authorization and validity of the securities. Mayer Brown LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The consolidated financial statements of Triton International Limited as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

7,000,000 Shares

Triton International Limited

5.75% Series E Cumulative Redeemable Perpetual Preference Shares

(Liquidation Preference $25.00 per Share)

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

UBS Investment Bank

BofA Securities

Morgan Stanley

RBC Capital Markets

Citigroup

Co-Managers

B. Riley Securities

CJS Securities

August 11, 2021